SHAREHOLDER MEETING (Unaudited)

On July 10, 1995, a special shareholder meeting was held at which the nine Trustees identified below were elected, the selection of Deloitte & Touche LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning October 1, 1994 was ratified (Proposal No. 1), the proposed changes in the Fund's investment policies were approved (Proposal No.
2), the Fund's amended Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 3), as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

[CAPTION]

NOMINEE                            FOR                        AGAINST                   TOTAL
-------                            ---                        -------                   -----
Robert G. Avis                     3,621,033.129              34,885.925                3,655,919.054
William A. Baker                   3,613,442.531              42,476.523                3,655,919.054
Charles Conrad, Jr.                3,621,882.845              34,036.209                3,655,919.054
Jon S. Fossel                      3,622,376.938              33,542.116                3,655,919.054
Raymond J. Kalinowski              3,623,060.141              32,858.913                3,655,919.054
C. Howard Kast                     3,618,852.759              37,066.295                3,655,919.054
Robert M. Kirchner                 3,618,872.520              37,046.534                3,655,919.054
Ned M. Steel                       3,622,951.425              32,967.629                3,655,919.054
James C. Swain                     3,619,244.355              36,674.699                3,655,919.054

[CAPTION]

                                              WITHHELD/     BROKER
PROPOSAL           FOR            AGAINST     ABSTAIN       NON-VOTES       TOTAL
--------           ---            -------     -------       ---------       -----
Proposal No. 1     3,548,685.910  19,897.005   87,336.139   106,319         3,655,919.054

Proposal No. 2     3,415,327.584  92,067.290  148,524.180   106,319         3,655,919.054

Proposal No. 3       285,504.097   3,632.606    9,793.125      --             298,929.828





Oppenheimer Intermediate Tax-Exempt Fund